Exhibit 99.2

Investor Relations Contact:	Public Relations Contact:
Stephanie Prince / Jody Burfening	Ed Harrison
LHA	fama PR
(212) 838-3777	(617) 986-5003
sprince@lhai.com or ir@augme.com	ed@famapr.com

Augme Technologies Appoints Robert F. Hussey as

Interim Chief Operating Officer

NEW YORK – June 21, 2012 – Augme® Technologies, Inc. (OTCBB: AUGT), (“Augme”) (“the Company”) a technology and services leader in interactive media marketing that offers the only patented end-to-end mobile marketing and mobile advertising platform, today announced the appointment of Robert F. Hussey as Interim Chief Operating Officer (“COO”), effective immediately. Mr. Hussey replaces Eric Harber, who is pursuing other career opportunities in the Seattle area. The Board of Directors, (the “Board”) has initiated a search for a permanent Chief Operating Officer who will be based in New York.  The Company and the Board thank Mr. Harber for his contributions.

“Following a review of our organization over the past several months, and after a thorough analysis of our management structure, we have concluded that the operational center of the firm should be co-located with our corporate headquarters in New York City,” said Paul Arena, Chief Executive Officer of Augme Technologies, Inc. “I have known Bob Hussey for over eight years and have great confidence in his operational abilities and the leadership skills that he brings to our management team.  Bob has over thirty years of experience in the packaged goods brand management, advertising, broadcast and digital media industries. His proven operating management successes and ability to drive revenues should allow us to take full advantage of the abundant and rapidly expanding opportunities in the mobile marketing industry as we scale up to meet the needs of our customers.  We welcome Bob to the Augme team and look forward to his contributions towards the achievement of our strategic growth objectives.”

Mr. Hussey is a seasoned financial, marketing and operations executive with extensive experience in the media and advertising industries. Currently, he serves on the Advisory Boards of Amphion Innovations, plc and Argentum Capital Partners. Mr. Hussey is also a Director and Chairman of the Audit Committee of Axcess International, Inc. and serves on the Boards of Directors at Digital Lightwave, Inc.; CPX Interactive, Inc.; and Moonit.com. Additionally, he advises private equity firms and other institutional investors on issues involving packaged goods, marketing/brand management, financial services and digital media.

Recently Mr. Hussey served for two years as President and CEO of Digital Lightwave, Inc., a leading provider of optical networking test equipment and technologies for the telecommunications industry. Before joining Digital Lightwave, he was Chairman of World Racing Group, Inc. Earlier in his career Mr. Hussey was a Director and Chief Operating Officer of H. C. Wainwright & Co., a full service securities firm.

Mr. Hussey was the Founder, President, CEO and Director of POP Radio Corp., the country’s largest DBS (direct broadcast satellite) radio network. POP Radio was publicly traded from 1986 to 1991, when it was acquired by Heritage Media/News Corp. From 1979 through 1984, Mr. Hussey was a VP Management Supervisor and served on the New Business Development Team at Grey Advertising. His client accounts included Shearson/American Express, Warner Bros. Studio Films, Carter Wallace Consumer Products, General Mills and 3M’s Consumer Products Mag A/V Division. The cumulative broadcast, print and direct response media spending budgets of these clients exceeded $250 million annually.

Mr. Hussey will focus on Augme’s strategic direction and will support its rapid expansion and domestic operations. “I see our primary responsibility for 2012 being the efficient scaling of our operations to substantially increase revenues while improving our bottom line earnings and supporting rapid deployment of Augme + Hipcricket services to both existing and new clients,” Mr. Hussey stated.

Mr. Hussey earned a BSBA Degree in Management and Finance from Georgetown University and an MBA in International Finance from George Washington University.

About Augme Technologies, Inc.

Augme® Technologies, Inc. (AUGT) provides strategic services and mobile marketing technology to leading consumer and healthcare brands. Selling its products and services under the Hipcricket brand, Augme’s platform has provided measurable successes across an industry-leading 175,000 campaigns for its clients, which include many of America’s brand-name leaders (e.g., Macy’s, MillerCoors, Nestle, Clear Channel) in a variety of industries, along with their agencies.

Augme’s offerings allow marketers, brands, and agencies to plan, create, test, deploy, and track mobile marketing programs across every mobile channel, including SMS, MMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. Augme’s AD LIFE® platform facilitates consumer brand interaction and the ability to track and analyze campaign results. Using its own patented device-detection and proprietary mobile content adaptation software, AD LIFE® solves the mobile marketing industry problem of disparate operating systems, device types, and on-screen mobile content rendering. Augme also provides business-to-consumer solutions, including national mobile couponing campaigns, strategic mobile healthcare tools, custom mobile application development, and consumer data tracking and analytics. In addition to AD LIFE®, Augme in 2011 acquired the assets of Hipcricket, Inc. and JAGTAG, Inc. and licenses the digital broadcast platform BOOMBOX®. The Company’s industry-leading patent portfolio includes 12 issued patents,over 80 pending patents in the U.S. and internationally with over 2,000 claims in the Technology, Media and Telecommunications (‘TMT’) space. Augme is headquartered in New York City, with operations in Seattle, Atlanta, Dallas, Los Angeles, San Francisco, Chicago, Miami and Tucson. For more information visit www.augme.com  or www.hipcricket.com .

Augme Technologies™, Hipcricket®, Augme®, AD LIFE®, BOOMBOX®, AD SERVE® and the Augme logo are trademarks of Augme Technologies, Inc. All rights reserved. 2009-12.

Forward-Looking Statements

This release includes forward-looking statements. All statements regarding our expected future financial position, including management’s revenue guidance, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “ and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in Augme’s Form 10-K for the year ended February 29, 2012 and more recent reports and registration statements filed with the SEC. Augme Technologies, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

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